UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

            [   ] Form 10-K         [   ] Form 20-F          [   ] Form 11-K
            [X] Form 10-Q            [   ] Form N-SAR

                       For Period Ended:   March 31, 2006
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                  [  ] Transition Report on Form 10-K
                  [  ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR

                  For the Transition Period Ended:
                                                   ----------------------------

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION

INTEGRATED MEDIA HOLDINGS, INC.
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Full Name of Registrant

ENDAVO MEDIA AND COMMUNICATIONS, INC.
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Former Name if Applicable

10 Glenlake Parkway, Suite 130
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Address of Principal Executive Office (Street and Number)

ATLANTA, GA 30328
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City, State and Zip Code

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PART II--RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE
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Significant disclosures necessary for a complete and accurate 10-QSB are being finalized and reviewed. Staff anticipates filing the 10-QSB within the five-day extension period.

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PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

            PAUL D. HAMM               678                   222-3445
         ---------------------       ------------------   ------------------
                 (Name)              (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

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      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                         INTEGRATED MEDIA HOLDINGS, INC.
                       (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 15, 2006        By: /s/ Paul D. Hamm
                                 --------------------------
                                 Paul D. Hamm
                                 Chief Executive Officer